Exhibit 99.1

Ideal Power Reports Second Quarter 2026 Financial Results

AUSTIN, TX – August 13, 2026 -- Ideal Power Inc. (Nasdaq: IPWR) (“Ideal Power,” the “Company,” “we,” “us” or “our”), developer and provider of its innovative and widely patented B-TRAN® bidirectional semiconductor power switch, reports results for its second quarter ended June 30, 2026.

“We continued to execute across our commercial priorities in the second quarter. We advanced our low current solid-state circuit breaker (“SSCB”) project with our lead customer in Asia and our co-development effort with an industry partner on a B-TRAN®-enabled SSCB prototype for a planned evaluation by a U.S. hyperscaler supporting the new NVIDIA Rubin Ultra 800V DC AI data center power distribution architecture,” said David Somo, President and Chief Executive Officer of Ideal Power. “Engagements broadened including new opportunities with several regional and multinational customers across multiple markets. Our focus remains on advancing customer opportunities through our expanding sales funnel into volume production orders, revenue growth and long-term shareholder value creation.”

Somo continued, “We also achieved an important operational milestone by entering into a long-term supply agreement with a high-volume wafer foundry. Initial discussions with this foundry started in the first quarter and they’ve already successfully fabricated functional B-TRAN® first silicon. This foundry has the capacity to support high-volume industrial and automotive customers over the long-term, at a cost we believe supports our targeted gross margins at scale.”

Key Second Quarter 2026 and Recent Business Highlights

Execution of our B-TRAN® commercial strategy continues, including:

●

Continued advancing the first project with our lead Asia customer as we are in the process of finalizing low current SSCB prototype units for shipment to the customer later this month for their internal testing. B-TRAN®-enabled SSCB prototypes are expected to be available from this customer for their 800V AI data center and energy grid end-customers in Q4 2026.

●

Delivered a second shipment of next generation B-TRAN® custom packaged samples and development kits for evaluation to Stellantis for EV applications. We are working closely with Stellantis on a detailed analysis of their solid-state contactor system-level specification to optimize the solution and align the remaining deliverables under the purchase order.

●

Entered into a long-term supply agreement with a high-volume wafer foundry in Asia and achieved functional B-TRAN® first silicon. This foundry has ample capacity to support high-volume industrial and automotive customers at a cost we believe will support our targeted gross margins at scale.

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Seeing accelerating demand to support 800-volt DC architectures with a growing number of potential customers — including leading global electromechanical breaker manufacturers now seeking SSCB solutions. To accelerate potential adoption, we introduced a new 800-volt SSCB reference design kit (“RDK”) for customers to evaluate our technology and assist in the development of their own SSCB products. One of our distribution partners has already placed its first stocking order for these SSCB RDKs.

●

Advanced the co-development effort under the letter of intent we signed in the second quarter, collaborating with an industry partner on a B-TRAN®-enabled intelligent SSCB prototype planned for evaluation by a U.S. hyperscaler in its development environment for the NVIDIA Rubin Ultra 800V DC AI data center power distribution system, with prototype delivery targeted for the end of Q4 2026.

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Our newly formed Advisory Board now includes its first member, Dr. Sanjai Parthasarathi, Chief Marketing Officer of Coherent Corp. (NYSE: COHR), who brings more than 35 years of leadership across data centers, AI infrastructure, and related technology markets. His deep market expertise and industry network directly support our plans to accelerate the commercialization of our high-value, high-impact solutions.

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B-TRAN® Patent Estate: Currently at 105 issued B-TRAN® patents with 51 of those issued outside of the United States. Current geographic coverage includes North America, China, Taiwan, Japan, South Korea, India, and Europe.

Second Quarter 2026 Financial Results

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Cash and cash equivalents totaled $41.3 million at June 30, 2026. During the second quarter, we raised $27.7 million in net proceeds in a registered direct offering of common stock and pre-funded warrants.

●	Cash used in operating and investing activities in the second quarter of 2026 was $2.5 million, flat compared to $2.5 million in the second quarter of 2025.

●	Cash used in operating and investing activities in the first six months of 2026 was $4.8 million compared to $4.6 million in the first six months of 2025.

●	No long-term debt was outstanding at June 30, 2026.

●

Operating expenses in the second quarter of 2026 were $3.6 million compared to $3.1 million in the second quarter of 2025 driven primarily by higher stock-based compensation expense, personnel costs, and non-cash patent impairment charges as we rationalized our pending patent portfolio.

●

Net loss in the second quarter of 2026 was $3.4 million compared to $3.0 million in the second quarter of 2025. Net loss in the first six months of 2026 was $7.0 million compared to $5.7 million in the first six months of 2025.

Strategic Priorities

The Company has set the following strategic priorities:

●	Continue adding new opportunities to the sales funnel.

●	Drive initial revenue ramp by converting sales opportunities in the funnel to design-ins and custom development agreements.

●	Secure production order(s) with our lead Asia customer for its first SSCB products and continue to expand solutions to address additional markets and applications.

●	Complete remaining deliverables under the Stellantis purchase order and continue to advance opportunities for EV contactors and battery disconnect units with global automakers.

●	Continue to explore strategic investment opportunities with global market leaders.

Conference Call and Webcast: Second Quarter 2026

The Company will hold a conference call on Thursday, August 13, 2026 at 10:00 AM Eastern Time to discuss its results and host a question-and-answer session. Analysts and investors may pose questions for management during the live conference call.

Interested persons may access the live conference call by dialing 877-545--0523 (U.S./Canada callers) or 973-528-0016 (international callers), using passcode 932999. It is recommended that participants call or log in 10 minutes ahead of the scheduled start time to ensure proper connection. An operator will register your name and organization. An audio replay will be available one hour after the live call until Midnight on August 27, 2026 by dialing 877-481-4010 using passcode 54353.

The live webcast and interactive Q&A will be accessible on the Company's Investor Relations website under the Events tab HERE. The webcast will be archived on the Company’s website for future viewing.

Upcoming Investor Conference

iAccess Alpha – Best Ideas Virtual Fall Investment Conference on September 15 to 16, 2026

Ideal Power plans to participate in the iAccess Alpha Best Ideas Virtual Fall Investment Conference on September 15 to 16, 2026. Ideal Power’s presentation webcast is on September 15, and its one-on-one investor meetings are on September 16.

Ideal Power’s presentation webcast at the iAccess Alpha Virtual Conference is September 15 at 11:00 AM ET. The live, interactive webcast and slide presentation will be accessible on the Company's Investor Relations website under the Events tab HERE. The webcast will be archived on the website for future viewing.

iAccess Alpha Conference attendees are encouraged to register and request a one-on-one virtual meeting with Ideal Power management on September 16, CLICK HERE.

About Ideal Power Inc.

Ideal Power (Nasdaq: IPWR) is the developer and provider of its innovative and widely patented B-TRAN® bidirectional semiconductor power switch. B-TRAN® offers compelling advantages over conventional technologies and addresses the demanding standards of today's solid-state circuit protection and intelligent power delivery systems. It features very low conduction losses that deliver improved power efficiency, thereby reducing energy consumption and providing cost savings. The unique bidirectional capability of B-TRAN® simplifies the design, control and diagnostics of solid-state power solutions while enabling smaller, lower cost systems. B-TRAN® delivers compelling advantages for a broad spectrum of applications including solid-state circuit breakers, static transfer switches, battery disconnect units and EV contactors that are widely used in data centers, industrial power systems, energy grid and storage systems, and electric vehicles and charging infrastructure. For more information, visit the Company’s website at www.IdealPower.com, on LinkedIn, on Twitter, and on Facebook.

Safe Harbor Statement

All statements in this release that are not based on historical fact are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 and the provisions of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. While Ideal Power’s management has based any forward-looking statements included in this release on its current expectations, the information on which such expectations were based may change. Such forward-looking statements include, but are not limited to, statements regarding current and future projects with our lead Asia customer, co-development of a B-TRAN®-enabled SSCB prototype for a leading U.S. hyperscaler, our expectations related to remaining deliverables under the purchase order from Stellantis, and our expectations regarding operational results under our long-term supply agreement with a foundry. These forward-looking statements rely on a number of assumptions concerning future events and are subject to a number of risks, uncertainties and other factors, many of which are outside of our control that could cause actual results to materially differ from such statements. Such risks, uncertainties, and other factors include, but are not limited to, the success of our B-TRAN® technology, including whether the patents for our technology provide adequate protection and whether we can be successful in maintaining, enforcing and defending our patents, our inability to predict with precision or certainty the pace and timing of development and commercialization of our B-TRAN® technology, the rate and degree of market acceptance for our B-TRAN®, the impact of global health pandemics on our business, supply chain disruptions, and the expected performance of future products incorporating our B-TRAN®, and uncertainties set forth in our quarterly, annual and other reports filed with the Securities and Exchange Commission. Furthermore, we operate in a highly competitive and rapidly changing environment where new and unanticipated risks may arise. Accordingly, investors should not place any reliance on forward-looking statements as a prediction of actual results. We disclaim any intention to, and undertake no obligation to, update or revise forward-looking statements, except as required by applicable law.

Ideal Power Investor Relations Contact

Jeff Christensen
Darrow Associates Investor Relations
jchristensen@darrowir.com

703-297-6917

IDEAL POWER INC.

Balance Sheets

(unaudited)

	June 30, 2026	December 31, 2025
ASSETS
Current assets:
Cash and cash equivalents	$41,294,488	$6,129,049
Accounts receivable	29,800	24,000
Inventory	62,425	9,700
Prepayments and other current assets	208,338	377,901
Total current assets	41,595,051	6,540,650

Property and equipment, net	447,195	376,717
Intangible assets, net	2,571,370	2,687,466
Right of use asset	351,608	397,397
Other assets	82,429	44,459
Total assets	$45,047,653	$10,046,689

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$437,103	$408,398
Accrued expenses	956,706	471,329
Current portion of lease liability	99,194	93,435
Total current liabilities	1,493,003	973,162

Long-term lease liability	259,253	309,900
Other long-term liabilities	824,559	886,538
Total liabilities	2,576,815	2,169,600

Stockholders’ equity:
Common stock	16,423	8,539
Additional paid-in capital	167,557,739	125,927,443
Treasury stock	(13,210)	(13,210)
Accumulated deficit	(125,090,114)	(118,045,683)
Total stockholders’ equity	42,470,838	7,877,089
Total liabilities and stockholders’ equity	$45,047,653	$10,046,689

IDEAL POWER INC.

Statements of Operations

(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2026	2025	2026	2025

Revenue	$5,800	$1,275	$5,800	$13,278
Cost of revenue	4,008	3,477	4,008	34,339
Gross profit (loss)	1,792	(2,202)	1,792	(21,061)

Operating expenses:
Research and development	1,430,134	1,900,019	3,462,447	3,468,011
General and administrative	1,657,972	897,239	2,877,983	1,797,060
Sales and marketing	536,834	341,033	976,532	679,193
Total operating expenses	3,624,940	3,138,291	7,316,962	5,944,264

Loss from operations	(3,623,148)	(3,140,493)	(7,315,170)	(5,965,325)

Interest income, net	210,222	103,728	270,739	225,536

Net loss	$(3,412,926)	$(3,036,765)	$(7,044,431)	$(5,739,789)

Net loss per share – basic and fully diluted	$(0.20)	$(0.33)	$(0.50)	$(0.63)

Weighted average number of shares outstanding – basic and fully diluted	16,934,431	9,116,519	14,062,446	9,109,225

IDEAL POWER INC.

Statements of Cash Flows

(unaudited)

	Six Months Ended June 30,
	2026	2025
Cash flows from operating activities:
Net Loss	$(7,044,431)	$(5,739,789)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	194,454	182,107
Amortization of right of use asset	45,789	42,172
Write-off of capitalized patents	215,133	-
Write-off of property and equipment	79	1,201
Stock-based compensation	1,635,526	714,625
Decrease (increase) in operating assets:
Accounts receivable	(5,800)	(7,483)
Inventory	(52,725)	19,019
Prepaid expenses and other assets	131,593	124,692
Increase (decrease) in operating liabilities:
Accounts payable	28,705	48,598
Accrued expenses and other liabilities	423,398	229,212
Lease liability	(44,888)	(39,655)
Net cash used in operating activities	(4,473,167)	(4,425,301)

Cash flows from investing activities:
Purchase of property and equipment	(151,728)	(41,128)
Acquisition of intangible assets	(212,320)	(179,209)
Net cash used in investing activities	(364,048)	(220,337)

Cash flows from financing activities:
Net proceeds from issuance of common stock and pre-funded warrants	40,259,375	-
Proceeds from exercise of pre-funded warrants	267	110
Payment of taxes upon vesting of stock units	(256,988)	(91,769)
Net cash provided by (used in) financing activities	40,002,654	(91,659)

Net Increase (decrease) in cash and cash equivalents	35,165,439	(4,737,297)
Cash and cash equivalents at beginning of period	6,129,049	15,842,850
Cash and cash equivalents at end of the period	$41,294,488	$11,105,553